Exhibit 99.2

Investor Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5748

Media Contact:

Lisa Cradit

Financial Dynamics

212-850-5600

iPCS, INC. ANNOUNCES PRIVATE OFFERING OF $475 MILLION OF SENIOR SECURED NOTES TO REPURCHASE EXISTING NOTES AND PAY A SPECIAL CASH DIVIDEND TO COMMON STOCKHOLDERS

SCHAUMBURG, Ill. — April 9, 2007 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, today announced that it intends to offer, subject to market and other conditions, $300 million of First Lien Senior Secured Floating Rate Notes due 2013 and $175 million of Second Lien Senior Secured Floating Rate Notes due 2014 in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.  The Notes will be senior secured obligations of iPCS and unconditionally guaranteed on a senior secured basis by all of iPCS’s existing and future domestic subsidiaries.

iPCS intends to use the net proceeds from the offering, together with a portion of its available cash, to repurchase its existing outstanding notes, to pay a special cash dividend to common stockholders and to pay related fees and expenses.  iPCS will commence a cash tender offer and consent solicitation for any and all of its existing $165 million 11 1/2% Senior Notes due 2012 and $125 million 11 3/8% Senior Notes due 2012.  The special dividend will be in an aggregate amount of approximately $186 million, which represents $11.00 per share.

Payment of the special cash dividend, including the amount and timing, is subject to final approval by iPCS’s board of directors.  There can be no assurance that the Senior Secured Notes offering or the special cash dividend will be consummated on the currently proposed terms or at all.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Senior Secured Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.  Any offers of the Senior Secured Notes will be made only by means of a private offering memorandum.  The notes have not been registered under the

Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of March 31, 2007, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 591,900 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates and increases in bad debt expense; (6) changes or advances in technology; (7) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (8) an increase in our expenses resulting from an increase in the CCPU rate that Sprint charges us for certain back-office services and a decrease in our revenue resulting from a decrease in the reciprocal roaming rate between us and Sprint; (9) potential declines in the relationship between roaming revenue iPCS receives from Sprint and roaming expense iPCS pays to Sprint; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; (14) iPCS’s dependence on independent third parties for a sizable percentage of its sales; and (15) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.